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                          EXHIBIT 21.1

SUBSIDIARIES OF VANTAGEMED CORPORATION:

     ATEK Computer Distributors, Inc., a Delaware corporation VM1 Acquisition corporation, a Delaware corporation
     VM2 Acquisition Corporation, a Delaware corporation
     VM3 Acquisition corporation, a Delaware corporation Trend Sierra Corporation, a Delaware corporation
     VM5 Acquisition Corporation, an Arkansas corporation Mariner Systems, Inc., a Delaware corporation